Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE                                                                         WEDNESDAY, SEPTEMBER, 22, 2010

Gannett Co., Inc. Announces Pricing of $500 Million of Senior Notes

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that it has priced its previously announced offering of senior notes due 2015 (“2015 Notes”) and senior notes due 2018 (“2018 Notes”).

The face value of the 2015 Notes is $250 million, with an interest rate of 6.375%. The 2015 Notes were priced at 98.970% of face value.

The face value of the 2018 Notes is $250 million, with an interest rate of 7.125%. The 2018 Notes were priced at 98.527% of face value.

The 2015 Notes and 2018 Notes (collectively, the “Notes”) are being made available in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), with closing expected to occur on September 27, 2010, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering to partially repay borrowings outstanding under its revolving credit facilities and term loan.

The Notes are being offered only to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. There can be no assurance that the Notes offering will close on the terms described herein or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 82 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 600 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is one of the UK’s leading regional community news providers, with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of web sites.

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For media inquiries, contact:

Robin Pence

Vice President of Corporate Communications

703-854-6049

rpence@gannett.com

For investor inquiries, contact:

Jeffrey Heinz

Director, Investor Relations

703-854-6917

jheinz@gannett.com